Evergreen

EVERGREEN VA STRATEGIC INCOME FUND

Semiannual Report
as of June 30, 2002

Evergreen Investments℠
MUTUAL FUNDS

Evergreen VA Strategic Income Fund - Semiannual Report as of June 30, 2002

INVESTMENTS THAT STAND THE TEST OF TIME

Year in and year out, Evergreen Investments seeks to provide each client with sound, time-tested investment strategies designed for sustainable long-term success. With $218 billion* in assets under management, we manage diverse investments from institutional portfolios to mutual funds, variable annuities to retirement plans, alternative investments to private accounts. Our commitment to every one of our clients is reflected in the rigor and discipline with which we manage investments.

We offer a complete family of mutual funds designed to help investors meet a wide range of financial goals. From money market funds that meet short-term needs to international funds that involve greater risk but seek potentially higher returns, Evergreen provides a broad array of flexible investment options. Across all investment styles, we are committed to providing investors with investment excellence day after day, quarter after quarter and year after year.

*As of June 30, 2002

Letter to Shareholders
August 2002

William M. Ennis President and Chief Executive Officer	Dennis H. Ferro President and Chief Investment Officer

Dear Evergreen Shareholders,

We are pleased to provide the semiannual report for the Evergreen VA Strategic Income Fund, which covers the six-month period ended June 30, 2002.

After experiencing mixed performance for the first three months of the period, the U.S. equities markets renewed their struggles during the final three months. Concerns over a slowdown in growth and the legitimacy of earnings were compounded by worries over terrorism and corporate credibility. As a result of these events, investor pessimism grew, and market valuations fell in the first half of the year. Leading the declines for the major market indexes was the Nasdaq Composite, which fell 25%. Following the Nasdaq in the pullback was the Standard & Poor’s 500 Index (S&P 500), which lost 14% of its value, and the Dow Jones Industrial Average, down 8% through June 30, 2002. Even small cap stocks (as measured by the Russell 2000 Index, which outperformed other benchmarks for much of the past two years) were down 9% in the second quarter, bringing their mid-year loss to 5%.

The U.S. fixed income markets, after mixed performance in the first three months of the period, recovered nicely in the final three months. Moderation in economic growth had much to do with this improvement in performance, since a slowdown in the pace of gross domestic product (GDP) growth suggests the Federal Reserve Board may remain on the sidelines longer than originally anticipated. Uncertainty related to geopolitical risks also contributed to the gains in Treasuries, which still maintain their role as a leading safe haven for domestic and international investors.

Looking ahead for the markets, we strongly encourage investors to focus on the improving fundamentals of the U.S. economy. We continue to project GDP growth in the range of 3% in 2002, with inflation tracking below 2%. Unemployment, as a lagging indicator, will likely get worse before it gets better. The silver lining here is that the Fed should stay on the sidelines until the trend in employment turns positive. Additionally, the growth trends for services and productivity remain positive, suggesting better profits ahead.

We continue to forecast operating earnings growth in the range of 8% to 10% for companies in the S&P 500 during 2002. Profits have often risen more than 20% in the first year of past recoveries, yet due to the lack of capital spending increases, we expect moderate earnings growth this year compared to past periods. We believe equity market gains may begin to reflect profit growth. However, given the low levels of investor confidence, we see very little room for P/E multiple expansion. A positive development on the geopolitical front, though, could add considerable momentum to the markets, providing investors relief from oversold conditions and a path to higher valuation.

Looking at bonds, we believe the pace of economic growth will enable the Fed to only slightly tighten policy late in the year. The prospects for slightly higher rates and the elongation of the recovery may enable fixed income instruments to continue recent contributions to diversified portfolios. Quality high yield bonds and investment-grade corporates also offer potential for gains as the environment improves and spreads narrow.

Diversification remains important

An environment like the past six months offers many reasons for building and maintaining a diversified portfolio rather than trying to make investment decisions based on anticipated market movements. It is important that you consult with your financial advisor to develop a strategy that will support your long-term objectives.

Please visit our newly enhanced Web site, EvergreenInvestments.com, for more information about our funds and other investment products available to you. From the Web site, you can also access our quarterly online shareholder newsletter, Evergreen Events. Thank you for your continuing support of Evergreen Investments.

William M. Ennis
President and Chief Executive Officer
Evergreen Investments

Dennis H. Ferro
President and Chief Investment Officer
Evergreen Investment Management Company, LLC

EVERGREEN
VA Strategic Income Fund
Fund at a Glance as of June 30, 2002

“The fund performed strongly during the six-month period ended June 30, 2002, outdistancing both its industry benchmark as well as the competitive funds average.”
PORTFOLIO MANAGEMENT TEAM

High Yield Bond Team

Lead Manager: Prescott B. Crocker, CFA

PERFORMANCE & RETURNS1

Portfolio Inception Date:	3/6/1997
6-month return	6.93%
Average Annual Returns
1 year	12.32%
5 year	4.78%
Since Portfolio Inception	4.72%
6-month income dividends per share	$0.01

LONG TERM GROWTH

Comparison of a $10,000 investment in Evergreen VA Strategic Income Fund,1 versus a similar investment in the Lehman Brothers Aggregate Bond Index (LBABI) and the Consumer Price Index (CPI).

The LBABI is an unmanaged market index and does not include transaction costs associated with buying and selling securities, any mutual fund expenses or any taxes. The CPI is a commonly used measure of inflation and does not represent an investment return. It is not possible to invest directly in an index.

1 Past performance is no guarantee of future results. The investment return and principal value of an investment will fluctuate so that investors’ shares, when redeemed, may be worth more or less than their original cost. Performance includes the reinvestment of income dividends and capital gain distributions.

The fund’s investment objective is non-fundamental and may be changed without the vote of the fund’s shareholders.

Foreign investments may contain more risk due to the inherent risks associated with changing political climates, foreign market instability and foreign currency fluctuations.

Funds that invest in high yield, lower-rated bonds may contain more risks due to the increased possibility of default.

U.S. government guarantees apply only to the underlying securities of the fund’s portfolio and not to the fund’s shares.

All data is as of June 30, 2002, and subject to change.

EVERGREEN
VA Strategic Income Fund
Portfolio Manager Interview

How did the fund perform?

The fund performed strongly during the six-month period ended June 30, 2002, outdistancing both its industry benchmark as well as the competitive funds average. For the six months, the fund had a total return of 6.93%, while the Lehman Brothers Aggregate Bond Index returned 3.79%. The median return of variable annuity general bond funds was 2.46%, according to Lipper Inc., an independent monitor of fund performance.

PORTFOLIO CHARACTERISTICS
(as of 6/30/2002)

Total Net Assets	$29,450,958

Average Credit Quality*	BB

Effective Maturity	7.5 years

Average Duration	5.2 years

* Source: Standard & Poor’s

What was the investment environment like during the period?

The six-month period was a volatile period for the capital markets in the United States. Despite evidence of an improving domestic economy, investors lost confidence and demand fell for stocks and lower-rated corporate bonds. Within the U.S. fixed income markets, higher-quality corporate bonds, government issues and shorter-term securities tended to perform relatively well in a general flight to quality and away from risk. At the same time, after several years of strengthening, the U.S. dollar began to lose value against major foreign currencies, helping to lift the relative performance of many investments denominated in non-dollar currencies, such as the euro.

PORTFOLIO COMPOSITION
(as a percentage of 6/30/2002 portfolio assets)

Foreign Obligations	29.1%

Corporate Bonds	24.4%

U.S. Treasury Obligations	22.2%

Mutual Fund Shares	14.0%

Yankee Obligations	10.3%

What were the principal factors contributing to performance?

During the first three months of the period, our credit selection among high yield domestic bonds, as well as our avoidance of the volatile telecommunications and utility sectors, helped support fund performance. Throughout the period, we overweighted securities denominated in foreign currencies, which proved to be a major factor in the fund’s performance. Early in the period, we benefited from a rally in emerging market debt securities, but we later reduced our position from 18% to 8% of fund assets in anticipation of weakness in the Latin American market.

What were your key strategies during the six months?

We emphasized foreign-denominated securities for much of the period to benefit from the rising currency value. While we maintained an exposure to the domestic high yield market, we excluded the telecommunications and utility industries, which continued to be the most volatile and poorest performing segments of the high yield market. We overweighted the bonds of gaming, forest products, energy and healthcare companies.

At the end of the fiscal period, we had 32% of fund assets invested in domestic high yield securities, 8% in emerging market debt, 40% in international bonds and 20% in U.S. government securities. In the latter category, one-third of our government allocation was invested in Treasuries and two-thirds in agencies.

PORTFOLIO QUALITY
(as a percentage of 6/30/2002 market value of bonds)

AAA	54.5%

A	3.2%

BBB	2.5%

BB	14.2%

B	21.6%

CCC	1.9%

D	0.1%

Not Available	2.0%

EVERGREEN
VA Strategic Income Fund
Portfolio Manager Interview

What is your investment outlook for the next six months?

We anticipate a shorter yield-curve duration and a recovery in the domestic stock market during the second half of 2002. As a result, we expect to lower our exposure to foreign currencies both by reducing our international holdings and hedging against losses in the value of foreign currencies against the dollar. At the same time, we expect continued strengthening of currencies of commodity-exporting nations such as Canada, Australia and New Zealand.

EVERGREEN
VA Strategic Income Fund
Financial Highlights
(For a share outstanding throughout each period)

	Six Months Ended June 30, 2002 (unaudited)	Year Ended December 31,
		2001[1]	2000	1999[1]	1998[1]	1997[1,2]

Net asset value, beginning of period	$ 9.03	$ 9.01	$ 10.56	$ 10.39	$ 10.20	$ 10.00

Income from investment operations

Net investment income	0.26	0.62	0.85	0.73	0.64	0.32

Net realized and unrealized gains or losses on securities and foreign currency related transactions	0.37	(0.06)	(0.93)	(0.56)	(0.04)	0.21

Total from investment operations	0.63	0.56	(0.08)	0.17	0.60	0.53

Distributions to shareholders from

Net investment income	(0.01)	(0.54)	(1.29)	0	(0.41)	(0.31)

Net realized gains	0	0	0	0	0	(0.02)

Tax return of capital	0	0	(0.18)	0	0	0

Total distributions	(0.01)	(0.54)	(1.47)	0	(0.41)	(0.33)

Net asset value, end of period	$ 9.65	$ 9.03	$ 9.01	$ 10.56	$ 10.39	$ 10.20

Total return[3]	6.93%	6.21%	(0.69%)	1.64%	5.91%	5.28%

Ratios and supplemental data

Net assets, end of period (thousands)	$ 29,451	$ 23,486	$ 17,950	$ 18,076	$ 11,182	$ 2,204

Ratios to average net assets

Expenses[4]	0.81%[5]	0.81%	0.84%	0.84%	1.02%	1.02%[5]

Net investment income	5.95%[5]	6.65%	8.69%	7.02%	6.05%	5.34%[5]

Portfolio turnover rate	124%	287%	302%	205%	231%	119%

1. Net investment income is based on average shares outstanding during the period.

2. For the period from March 6, 1997 (commencement of operations) to December 31, 1997.

3. Total return does not reflect charges attributable to your insurance company’s separate account.

4. The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

5. Annualized

See Notes to Financial Statements.

EVERGREEN
VA Strategic Income Fund
Schedule of Investments
June 30, 2002 (Unaudited)

		Principal Amount	Value

CORPORATE BONDS - 24.5%
CONSUMER DISCRETIONARY - 12.1%
Auto Components - 0.9%
Advance Stores Co., Inc., 10.25%, 04/15/2008	B-	$ 90,000	$ 94,950
Collins & Aikman Products Co., 11.50%, 04/15/2006 (p)	B	50,000	47,625
Intermet Corp., 9.75%, 06/15/2009 144A	B+	130,000	130,975
273,550
Hotels, Restaurants & Leisure - 5.8%
Ameristar Casinos, Inc., 10.75%, 02/15/2009	B-	90,000	96,975
Argosy Gaming Co., 10.75%, 06/01/2009	B+	300,000	324,000
Chumash Casino & Resort Enterprise, 9.00%, 07/15/2010 144A	BB-	30,000	30,525
Coast Hotels & Casinos, Inc., 9.50%, 04/01/2009	B	100,000	105,500
Hollywood Casino Corp., 13.00%, 08/01/2006	B-	300,000	330,000
Hollywood Park, Inc., Ser. B, 9.25%, 02/15/2007	CCC+	90,000	81,000
Isle of Capri Casinos, Inc., 8.75%, 04/15/2009	B	100,000	101,000
Mandalay Resort Group, Ser. B, 10.25%, 08/01/2007 (p)	BB-	100,000	105,375
Meristar Hospitality Corp., 9.125%, 01/15/2011 144A	B+	100,000	96,000
Six Flags, Inc., 8.875%, 02/01/2010	B	100,000	100,000
Station Casinos, Inc., 9.875%, 07/01/2010	B+	100,000	106,250
Vail Resorts, Inc. 8.75%, 05/15/2009	B	100,000	100,500
Venetian Casino Resort LLC, 11.00%, 06/15/2010 144A	B-	130,000	131,462
1,708,587
Household Durables - 2.1%
K. Hovnanian Enterprises, Inc., 10.50%, 10/01/2007	BB-	105,000	114,188
MDC Holdings, Inc., 8.375%, 02/01/2008	BB+	100,000	101,500
Meritage Corp., 9.75%, 06/01/2011	B	90,000	93,825
Sealy Mattress Co., Ser. B, 9.875%, 12/15/2007	B-	100,000	101,000
Simmons Co., Ser. B, 10.25%, 03/15/2009 (p)	B-	100,000	105,500
Windmere Durable Holdings, Inc., 10.00%, 07/31/2008	B-	100,000	101,500
617,513
Leisure Equipment & Products - 0.3%
Icon Health & Fitness, Inc., 11.25%, 04/01/2012 144A	B-	100,000	99,000
Outboard Marine Corp., Ser. B, 10.75%, 06/01/2008 (g) (h)	NR	100,000	0
99,000
Media - 1.5%
AMC Entertainment, Inc., 9.875%, 02/01/2012	CCC+	100,000	100,625
Charter Communications Holdings LLC, 10.75%, 10/01/2009	B+	130,000	91,975
Echostar DBS Corp., 9.375%, 02/01/2009	B+	100,000	93,000
Emmis Communications, Sr. Disc. Note, Step Bond, 0.00%, 03/15/2006 † (p)	B-	95,000	68,875
LIN Television Corp., 8.375%, 03/01/2008	B-	100,000	99,750
454,225
Multi-line Retail - 0.4%
Petco Animal Supplies, Inc., 10.75%, 11/01/2011	B3	100,000	108,500
Specialty Retail - 1.1%
Michaels Stores, Inc., 9.25%, 07/01/2009	BB	90,000	95,850
Office Depot, Inc., 10.00%, 07/15/2008	BB+	100,000	110,500
United Rentals, Inc., 10.75%, 04/15/2008	BB	100,000	107,500
313,850

EVERGREEN
VA Strategic Income Fund
Schedule of Investments (continuued)
June 30, 2002 (Unaudited)

		Principal Amount	Value

CORPORATE BONDS - continued
CONSUMER STAPLES - 0.4%
Food Products - 0.4%
Weight Watchers International, Inc., 13.00%, 10/01/2009 (p)	B	$ 100,000	$ 115,000
ENERGY - 2.7%
Energy Equipment & Services - 0.5%
SESI LLC, 8.875%, 05/15/2011	BB-	150,000	152,250
Oil & Gas - 2.2%
Chesapeake Energy Corp., 8.125%, 04/01/2011	B+	100,000	98,750
Giant Industries, Inc., 11.00%, 05/15/2012 144A	B	125,000	110,625
Parker Drilling Co., Ser. A-1, 10.125%, 11/15/2009	B+	300,000	315,000
Stone Energy Corp., 8.25%, 12/15/2011	B+	90,000	90,450
Tri-Union Development Corp., 12.50%, 06/01/2006 (g)	D	38,000	31,730
646,555
FINANCIALS - 0.3%
Diversified Financials - 0.3%
UCAR Finance, Inc., 10.25%, 02/15/2012 144A	B	90,000	92,250
HEALTH CARE - 1.5%
Health Care Equipment & Supplies - 0.5%
Advanced Medical Optics, Inc., 9.25%, 07/15/2010 144A	B	130,000	129,025
Health Care Providers & Services - 1.0%
Alaris Medical Systems, Inc., Ser. B, 11.625%, 12/01/2006	B+	90,000	101,700
Pacificare Health Systems, Inc., 10.75%, 06/01/2009 144A	B+	95,000	97,731
Vicar Operating, Inc., 9.875%, 12/01/2009	B-	100,000	105,500
304,931
INDUSTRIALS - 2.9%
Aerospace & Defense - 0.1%
BE Aerospace, Inc., 9.50%, 11/01/2008	B	35,000	34,125
Commercial Services & Supplies - 1.7%
Allied Waste North America, Inc., 7.875%, 01/01/2009	BB-	300,000	289,500
Coinmach Corp., 9.00%, 02/01/2010 144A	B	100,000	102,000
Interface, Inc., 10.375%, 02/01/2010	BB	90,000	96,300
487,800
Construction & Engineering - 0.6%
KB Home, 8.625%, 12/15/2008	BB-	90,000	91,350
Schuler Homes, Inc., 10.50%, 07/15/2011	B+	70,000	75,250
166,600
Machinery - 0.3%
AGCO Corp., 8.50%, 03/15/2006	BB-	100,000	101,250
Marine - 0.2%
CP Ships, Ltd., 10.375%, 07/15/2012 144A	BB+	75,000	73,500
INFORMATION TECHNOLOGY - 0.5%
Semiconductor Equipment & Products - 0.5%
Amkor Technology, Inc., 10.50%, 05/01/2009	B-	70,000	49,350
Fairchild Semiconductor Corp., 10.375%, 10/01/2007 (p)	B	100,000	104,500
153,850

EVERGREEN
VA Strategic Income Fund
Schedule of Investments (continuued)
June 30, 2002 (Unaudited)

		Principal Amount	Value

CORPORATE BONDS - continued
MATERIALS - 3.2%
Chemicals - 1.3%
Acetex Corp., 10.875%, 08/01/2009	B+	$ 100,000	$ 105,000
Airgas, Inc., 9.125%, 10/01/2011	B+	90,000	95,400
Lyondell Chemical Co.:
9.50%, 12/15/2008	BB	45,000	42,075
Ser. A, 9.625%, 05/01/2007	BB	45,000	43,087
Noveon, Inc., Ser. B, 11.00%, 02/28/2011	B	100,000	106,500
392,062
Containers & Packaging - 1.3%
Four M Corp., Ser. B, 12.00%, 06/01/2006	B	100,000	103,000
Graphic Packaging Corp., 8.625%, 02/15/2012 144A	B+	100,000	103,750
Owens-Illinois, Inc., 7.35%, 05/15/2008	B+	95,000	85,975
Riverwood International Corp., 10.875%, 04/01/2008 (p)	CCC+	75,000	78,375
371,100
Metals & Mining - 0.4%
Century Aluminum Co., 11.75%, 04/15/2008	BB-	100,000	108,000
Paper & Forest Products - 0.2%
Buckeye Cellulose Corp., 8.50%, 12/15/2005	B+	70,000	63,350
TELECOMMUNICATION SERVICES - 0.9%
Diversified Telecommunication Services - 0.8%
AT&T Corp., 7.30%, 11/15/2011 144A	BBB+	125,000	103,944
Panamsat Corp., 8.50%, 02/01/2012 144A	B	50,000	46,250
Paxson Communications Corp.:
10.75%, 07/15/2008	B-	20,000	19,300
Sr. Disc. Note, Step Bond, 0.00%, 01/15/2009 †	B-	115,000	65,838
235,332
Wireless Telecommunications Services - 0.1%
Alamosa Delaware, Inc., 12.50%, 02/01/2011 (p)	CCC	100,000	28,500
Total Corporate Bonds			7,230,705
FOREIGN BONDS - CORPORATE (PRINCIPAL AMOUNT DENOMINATED IN CURRENCY INDICATED) - 3.3%
FINANCIALS - 1.5%
Banks - 1.5%
Realkredit Danmark, 6.00%, 10/01/2032, DKK	Aaa	3,500,000	450,335
TELECOMMUNICATION SERVICES - 1.8%
Diversified Telecommunication Services - 1.8%
AB Spintab, 7.50%, 06/15/2004, SEK	NA	4,500,000	510,967
Total Foreign Bonds-Corporate			961,302
FOREIGN BONDS - GOVERNMENT (PRINCIPAL AMOUNT DENOMINATED IN CURRENCY INDICATED) - 26.1%
Australia:
7.50%, 09/15/2009, AUD	AAA	1,125,000	690,458
7.50%, 07/15/2005, AUD	AAA	1,190,000	704,824

EVERGREEN
VA Strategic Income Fund
Schedule of Investments (continuued)
June 30, 2002 (Unaudited)

		Principal Amount	Value

FOREIGN BONDS - GOVERNMENT (PRINCIPAL AMOUNT DENOMINATED IN CURRENCY INDICATED) - continued
Canada:
5.10%, 09/15/2007, CAD	AAA	$400,000	$ 263,931
6.00%, 06/01/2011, CAD	AAA	1,200,000	821,518
Germany, 5.00%, 01/04/2012, EUR	Aaa	1,250,000	1,237,486
Hungary, 9.50%, 06/12/2003, HUF	A+	200,000,000	805,412
New Zealand:
7.00%, 07/15/2009, NZD	AAA	1,425,000	707,838
8.00%, 11/15/2006, NZD	AAA	1,375,000	708,099
Norway:
5.75%, 11/30/2004, NOK	AAA	2,300,000	298,002
6.00%, 05/16/2011, NOK	AAA	6,100,000	778,272
Sweden:
3.50%, 04/20/2006, SEK	AAA	2,800,000	287,513
5.50%, 10/08/2012, SEK	AAA	3,500,000	381,751
Total Foreign Bonds - Government			7,685,104
U.S. TREASURY OBLIGATIONS - 22.3%
U.S. Treasury Notes:
3.50%, 11/15/2006	AAA	1,558,000	1,530,737
4.375%, 05/15/2007	AAA	435,000	441,117
5.00%, 08/15/2011	AAA	861,000	873,228
5.75%, 11/15/2005	AAA	2,300,000	2,455,252
6.50%, 02/15/2010	AAA	1,142,000	1,276,976
Total U.S. Treasury Obligations			6,577,310
YANKEE OBLIGATIONS - CORPORATE - 2.3%
CONSUMER DISCRETIONARY - 0.7%
Hotels, Restaurants & Leisure - 0.3%
Intrawest Corp., 10.50%, 02/01/2010	B+	100,000	104,500
Media - 0.4%
Imax Corp., 7.875%, 12/01/2005	CCC	130,000	104,650
FINANCIALS - 1.2%
Diversified Financials - 1.2%
Ono Finance Plc 14.00%, 02/15/2011	CCC+	290,000	100,050
PTC International Finance, 11.25%, 12/01/2009	B+	250,000	256,295
356,345
MATERIALS - 0.4%
Paper & Forest Products - 0.4%
Tembec Industries, Inc., 7.75%, 03/15/2012	BB+	100,000	99,750
Total Yankee Obligations - Corporate			665,245
YANKEE OBLIGATIONS - GOVERNMENT - 8.1%
El Salvador, 8.25%, 04/10/2032 144A	BB+	200,000	192,500
Philippines:
8.375%, 03/12/2009	BB+	100,000	99,875
9.375%, 01/18/2017	BB+	357,000	365,032
Russia, Sr. Disc. Note, Step Bond, 5.00%, 03/31/2007 144A†	BB+	1,720,000	1,194,196
United Mexican States:
14.50%, 05/12/2005	Baa1	2,100,000	236,549
MTN, 8.30%, 08/15/2031	BBB+	305,000	297,375
Total Yankee Obligations - Government			2,385,527

EVERGREEN
VA Strategic Income Fund
Schedule of Investments (continuued)
June 30, 2002 (Unaudited)

	Shares	Value

COMMON STOCKS - 0.0%
ENERGY - 0.0%
Oil & Gas - 0.0%
Tribo Petroleum Corp., Class A	45	$ 0
FINANCIALS - 0.0%
Diversified Financials - 0.0%
Ono Finance Plc 144A	100	38
Total Common Stocks		38
WARRANTS - 0.0%
FINANCIALS - 0.0%
Diversified Financials - 0.0%
Ono Finance Plc, Expiring 5/31/2009 144A*+	500	250
SHORT-TERM INVESTMENTS - 14.1%
MUTUAL FUND SHARES - 14.1%
Evergreen Institutional Money Market Fund (o)	3,509,991	3,509,991
Navigator Prime Portfolio (pp)	648,870	648,870
Total Short-Term Investments		4,158,861
Total Investments - (cost $28,628,605) - 100.7%		29,664,342
Other Assets and Liabilities - (0.7%)		(213,384)
Net Assets - 100.0%		$ 29,450,958

144A	Security that may be sold to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended. This security has been determined to be liquid under guidelines established by the Board of Trustees.
+	Security is deemed illiquid and is valued using market quotations when readily available. In the absence of market quotations, the security is valued based upon the fair value determined under procedures approved by the Board of Trustees.
*	Non-income producing security
(g)	Security which has defaulted on payment of interest and/or principal. The Fund has stopped accruing interest on this security.
†	Security initially issued in zero coupon form which converts to coupon form at a specified rate and date. An effective interest rate is applied to recognize interest income daily for the bond. This rate is based on total expected interest to be earned over the life of the bond which consists of the aggregate coupon-interest payments and discount at acquisition. The rate shown is the stated rate at the current period end.
(p)	All or a portion of this security is on loan.
(pp)	Represents investment of cash collateral received for securities on loan.
(h)	No market quotation available. Valued at fair value as determined in good faith under procedures established by the Board of Trustees.
(v)	Credit ratings are unaudited and rated by Moody’s Investors Service where Standard and Poor’s ratings are not available.
(o)	The advisor of the fund and the advisor of the money market fund are each a subsidiary of Wachovia Corporation.

Summary of Abbreviations:
AUD	Australian Dollar	MTN	Medium Term Note
CAD	Canadian Dollar	NOK	Norwegian Krone
DKK	Danish Krone	NZD	New Zealand Dollar
EUR	Eurodollar	SEK	Swedish Krona
HUF	Hungarian Franc	ZAR	South African Rand

At June 30, 2002, the fund had forward foreign exchange contracts outstanding as follows:
Forward Foreign Currency Exchange Contracts to Buy:
Exchange Date	Contracts to Receive	U.S. Value at June 30, 2002	In Exchange for U.S. $	Unrealized Gain

8/30/02	1,100,000 EUR	$1,081,254	1,065,592	$15,663
Forward Foreign Currency Exchange Contracts to Sell:
Exchange Date	Contracts to Deliver	U.S. Value at June 30, 2002	In Exchange for U.S. $	Unrealized Loss

8/30/02	2,150,000 EUR	$2,113,361	1,999,005	$(114,356)
8/30/02	2,200,000 EUR	2,162,509	2,128,544	(33,965)

See Notes to Financial Statements.

EVERGREEN
VA Strategic Income Fund
Statement of Assets and Liabilities
June 30, 2002 (Unaudited)

Assets
Identified cost of securities	$ 28,628,605
Net unrealized gains on securities	1,035,737

Market value of securities	29,664,342
Receivable for securities sold	297,493
Interest receivable	482,999
Receivable for closed forward foreign currency exchange contracts	30,816
Unrealized gains on forward foreign currency exchange contracts	15,663

Total assets	30,491,313

Liabilities
Payable for securities purchased	207,957
Payable for closed forward foreign currency exchange contracts	19,246
Unrealized losses on forward foreign currency exchange contracts	148,321
Payable for securities on loan	648,870
Advisory fee payable	979
Due to other related parties	243
Accrued expenses and other liabilities	14,739

Total liabilities	1,040,355

Net assets	$ 29,450,958

Net assets represented by
Paid-in capital	$ 29,902,085
Undistributed net investment income	736,967
Accumulated net realized losses on securities and foreign currency related transactions	(2,101,262)
Net unrealized gains on securities and foreign currency related transactions	913,168

Total net assets	$ 29,450,958

Shares outstanding	3,052,452

Net asset value per share	$ 9.65

See Notes to Financial Statements.

EVERGREEN
VA Strategic Income Fund
Statement of Operations
Six Months Ended June 30, 2002 (Unaudited)

Investment income
Interest (net of foreign witholding taxes of $8)	$ 875,952

Expenses
Advisory fee	63,960
Administrative services fees	12,952
Transfer agent fee	169
Trustees’ fees and expenses	244
Printing and postage expenses	14,030
Custodian fee	8,044
Professional fees	4,742
Organization expenses	376
Other	747

Total expenses	105,264
Less: Expense reductions	(375)

Net expenses	104,889

Net investment income	771,063

Net realized and unrealized gains on securities and foreign currency related transactions
Net realized gains on:
Securities	304,634
Foreign currency related transactions	33,586

Net realized gains on securities and foreign currency related transactions	338,220

Net change in unrealized gains or losses on securities and foreign currency related transactions	648,182

Net realized and unrealized gains on securities and foreign currency related transactions	986,402

Net increase in net assets resulting from operations	$ 1,757,465

See Notes to Financial Statements.

EVERGREEN
VA Strategic Income Fund
Statement of Changes in Net Assets

	Six Months Ended June 30, 2002 (Unaudited)	Year Ended December 31, 2001

Operations
Net investment income	$ 771,063	$ 1,332,963
Net realized gains or losses on securities and foreign currency related transactions	338,220	(842,749)
Net change in unrealized gains or losses on securities and foreign currency related transactions	648,182	740,813

Net increase in net assets resulting from operations	1,757,465	1,231,027

Distributions to shareholders from
Net investment income	(15,741)	(1,307,692)

Capital share transactions
Proceeds from shares sold	5,694,943	7,602,592
Payment for shares redeemed	(1,487,774)	(3,297,205)
Net asset value of shares issued in reinvestment of distributions	15,740	1,307,739

Net increase in net assets resulting from capital share transactions	4,222,909	5,613,126

Total increase in net assets	5,964,633	5,536,461
Net assets
Beginning of period	23,486,325	17,949,864

End of period	$ 29,450,958	$ 23,486,325

Undistributed (overdistributed) net investment income	$ 736,967	$ (18,355)

Other Information:
Share increase (decrease)
Shares sold	608,310	818,246
Shares redeemed	(158,406)	(355,160)
Shares issued in reinvestment of distributions	1,711	145,304

Net increase in shares	451,615	608,390

See Notes to Financial Statements.

EVERGREEN
VA Strategic Income Fund
Notes to Financial Statements (Unaudited)

1. ORGANIZATION

The Evergreen VA Strategic Income Fund (the “Fund”) is a diversified series of Evergreen Variable Annuity Trust (the “Trust”), a Delaware business trust organized on December 23, 1997. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). Shares of the Fund may only be purchased by insurance companies for the purpose of funding variable annuity contracts or variable life insurance policies.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The policies are in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect amounts reported herein. Actual results could differ from these estimates.

A. Valuation of Investments

Portfolio debt securities acquired with more than 60 days to maturity are valued at prices obtained from an independent pricing service which takes into consideration such factors as similar security prices, yields, maturities, liquidity and ratings. Securities for which valuations are not available from an independent pricing service may be valued by brokers which use prices provided by market makers or estimates of market value obtained from yield data relating to investments or securities with similar characteristics.

Listed equity securities are valued at the last sales price reported on the national securities exchange, where the securities are principally traded.

Foreign securities traded on an established exchange are valued at the last sales price on the exchange where the security is primarily traded. If there has been no sale, the securities are valued at the mean between bid and asked prices.

Short-term securities with remaining maturities of 60 days or less at the time of purchase are valued at amortized cost, which approximates market value.

Investments in other mutual funds are valued at net asset value. Securities for which market quotations are not available are valued at fair value as determined in good faith, according to procedures approved by the Board of Trustees.

B. Foreign Currency Translation

All assets and liabilities denominated in foreign currencies are translated in U.S. dollar amounts at the date of valuation. Purchases and sales of portfolio securities and income items denominated in foreign currencies are translated into U.S. dollar amounts on the respective dates of such transactions. The Fund does not separately account for that portion of the results of operations resulting from changes in foreign exchange rates on investments and the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gains or losses on securities.

C. Foreign Currency Contracts

A foreign currency contract is an obligation to purchase or sell a specific currency for an agreed-upon price at a future date. The Fund enters into foreign currency contracts to facilitate transactions in foreign-denominated securities and to attempt to minimize the risk to the Fund from adverse changes in the relationship between currencies. Foreign currency contracts are recorded at the forward rate and marked-to-market daily. When the contracts are closed, realized gains and losses arising from such transactions are recorded as realized gains or losses on foreign currency related transactions. The Fund could be exposed to risks if the counterparties to the contracts are unable to meet the terms of their contracts or if the value of the foreign currency changes unfavorably.

D. Securities Lending

The Fund may lend its securities to certain qualified brokers in order to earn additional income. The Fund receives compensation in the form of fees or interest earned on the investment of any cash collateral received. The Fund receives collateral in the form of

EVERGREEN
VA Strategic Income Fund
Notes to Financial Statements (Unaudited) (continued)

cash or securities with a market value at least equal to the market value of the securities on loan, including accrued interest. In the event of default or bankruptcy by the borrower, the Fund could experience delays and costs in recovering the loaned securities or in gaining access to the collateral.

E. Security Transactions and Investment Income

Security transactions are recorded no later than one business day after the trade date. Realized gains and losses are computed using the specific cost of the security sold. Interest income is recorded on the accrual basis and includes accretion of discounts and amortization of premiums relating to fixed-income securities held by the Fund. Dividend income is recorded on the ex-dividend date or in the case of some foreign securities, on the date when the Fund is made aware of the dividend. Foreign income and capital gains realized on some securities may be subject to foreign taxes, which are accrued as applicable.

F. Federal Taxes

The Fund intends to continue to qualify as a regulated investment company and distribute all of its taxable income, including any net capital gains (which have already been offset by available capital loss carryovers). Accordingly, no provision for federal taxes is required.

G. Distributions

Distributions to shareholders from net investment income and net realized gains are recorded on the ex-dividend date. Such distributions are determined in conformity with income tax regulations, which may differ from generally accepted accounting principles.

H. Organization Expenses

Organization expenses for the Fund are amortized to operations over a five-year period on a straight-line basis. In the event any of the initial shares of the Fund are redeemed by any holder during the five-year amortization period, redemption proceeds will be reduced by any unamortized organization expenses in the same proportion as the number of initial shares being redeemed bears to the number of initial shares outstanding at the time of the redemption. As of June 30, 2002, all organization expenses have been fully amortized.

3. ADVISORY FEES AND OTHER TRANSACTIONS WITH AFFILIATES

Evergreen Investment Management Company, LLC (“EIMC”), an indirect, wholly-owned subsidiary of Wachovia Corporation (“Wachovia”) (formerly, First Union Corporation), is the investment advisor to the Fund and is paid a management fee that is calculated and paid daily. The management fee is computed at an annual rate of 2.00% of the Fund’s gross investment income plus an amount determined by applying percentage rates, starting at 0.36% and declining to 0.11% per annum as net assets increase, to the average daily net assets of the Fund.

Evergreen Investment Services, Inc. (“EIS”), an indirect, wholly-owned subsidiary of Wachovia, is the administrator to the Fund. As administrator, EIS provides the Fund with facilities, equipment and personnel and is paid an administrative fee of 0.10% of the Fund’s average daily net assets.

Evergreen Service Company, LLC (“ESC”), an indirect, wholly-owned subsidiary of Wachovia, is the transfer and dividend disbursing agent for the Fund.

4. SECURITIES TRANSACTIONS

For the six months ended June 30, 2002, cost of purchases and proceeds from sales of non-U.S. Government investment securities (excluding short-term securities) were $22,224,076 and $20,434,497, respectively. Cost of purchases and proceeds from sales of U.S. Government investment securities (excluding short-term securities) were $10,237,073 and $8,586,518, respectively.

EVERGREEN
VA Strategic Income Fund
Notes to Financial Statements (Unaudited) (continued)

The Fund loaned securities during the six months ended June 30, 2002 to certain brokers. At June 30, 2002, the value of securities on loan and the value of collateral (including accrued interest) amounted to $634,930 and $648,870, respectively. During the six months ended June 30, 2002, the Fund earned $1,769 in income from securities lending.

On June 30, 2002, the aggregate cost of securities for federal income tax purposes was $28,628,605. The gross unrealized appreciation and depreciation on securities based on that cost was $1,432,012 and $396,275, respectively, with a net unrealized appreciation of $1,035,737.

As of December 31, 2001, the Fund had capital loss carryovers for federal income tax purposes of $48,609, $318,630, $855,479 and $1,221,099, expiring in 2006, 2007, 2008 and 2009, respectively.

5. EXPENSE REDUCTIONS

Through expense offset arrangements with ESC and its custodian, a portion of the fund expenses have been reduced. The Fund received $375 in expense reductions. The impact of the total expense reductions on the Fund’s annualized expense ratio represented as a percentage of its average nets assets was 0.00%.

6. DEFERRED TRUSTEES’ FEES

Each independent Trustee of the Fund may defer any or all compensation related to performance of their duties as Trustees. The Trustees’ deferred balances are allocated to deferral accounts, which are included in the accrued expenses for the Fund. The investment performance of the deferral accounts is based on the investment performance of certain Evergreen funds. Any gains earned or losses incurred in the deferral accounts are reported in the Fund’s Trustees’ fees and expenses. At the election of the Trustees, the deferral account will be paid either in one lump sum or in quarterly installments for up to ten years.

7. FINANCING AGREEMENT

The Fund and certain other Evergreen funds share in a $725 million unsecured revolving credit commitment to temporarily finance the purchase or sale of securities for prompt delivery, including funding redemption of their shares, as permitted by each Fund’s borrowing restrictions. Borrowings under this facility bear interest at 0.50% per annum above the Federal Funds rate. All of the funds are charged an annual commitment fee of 0.10% of the unused balance, which is allocated pro rata. For its assistance in arranging the financing agreement, First Union Securities, Inc. was paid a one-time arrangement fee of $150,000, which was charged to the funds and also allocated pro rata.

During the six months ended June 30, 2002, the Fund had no borrowings under this agreement.

Board of Trustees

Name, address and date of birth	Position with trust	Begining year of term of office*	Principal occupations for last five years	Number of portfolios overseen in Evergreen Funds complex	Other directorships held outside of Evergreen funds complex

Charles A. Austin III 200 Berkeley Street Boston, MA 02116 DOB: 10/23/1934	Trustee	1991	Investment Counselor, Anchor Capital Advisors, Inc. (investment advice); Director, The Andover Companies (insurance); Trustee, Arthritis Foundation of New England; Director, The Francis Ouimet Society; Former Investment Counselor, Appleton Partners, Inc. (investment advice); Former Director, Executive Vice President and Treasurer, State Street Research & Management Company (investment advice); Former Director, Health Development Corp. (fitness-wellness centers); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.	95	None

K. Dun Gifford 200 Berkeley Street Boston, MA 02116 DOB: 10/23/1938	Trustee	1974	Chairman and President, Oldways Preservation and Exchange Trust (education); Trustee, Treasurer and Chairman of the Finance Committee, Cambridge College; Former Managing Partner, Roscommon Capital Corp.; Former Chairman of the Board, Director, and Executive Vice President, The London Harness Company (leather goods purveyor); Former Chairman, Gifford, Drescher & Associates (environmental consulting); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.	95	None

Leroy Keith, Jr. 200 Berkeley Street Boston, MA 02116 DOB: 2/14/1939	Trustee	1983	Partner, Stonington Partners, Inc. (private investment firm); Trustee of Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund; Former Chairman of the Board and Chief Executive Officer, Carson Products Company (manufacturing); Former Director of Phoenix Total Return Fund and Equifax, Inc. (worldwide information management); Former President, Morehouse College; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.	95	Trustee, Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund

Gerald M. McDonnell 200 Berkeley Street Boston, MA 02116 DOB: 7/14/1939	Trustee	1988	Sales Manager, SMI-STEEL — South Carolina (steel producer); Former Sales and Marketing Management, Nucor Steel Company; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.	95	None

Thomas L. McVerry 200 Berkeley Street Boston, MA 02116 DOB: 8/2/1938	Trustee	1993	Director of Carolina Cooperative Credit Union; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.	95	None

William Walt Pettit 200 Berkeley Street Boston, MA 02116 DOB: 8/26/1955	Trustee	1984	Partner and Vice President in the law firm of Kellam & Pettit, P.A.; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.	95	None

David M. Richardson 200 Berkeley Street Boston, MA 02116 DOB: 9/19/1941	Trustee	1982	President, Richardson, Runden & Company (new business development/consulting company); Managing Director, Kennedy Information, Inc. (executive recruitment information and research company); Trustee, 411 Technologies, LLP (communications); Director, J&M Cumming Paper Co. (paper merchandising); Columnist, Commerce and Industry Association of New Jersey; Former Vice Chairman, DHR International, Inc. (executive recruitment); Former Senior Vice President, Boyden International Inc. (executive recruitment); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.	95	None

Russell A. Salton, III MD 200 Berkeley Street Boston, MA 02116 DOB: 6/2/1947	Trustee	1984	Medical Director, Healthcare Resource Associates, Inc.; Former Medical Director, U.S. Health Care/Aetna Health Services; Former Consultant, Managed Health Care; Former President, Primary Physician Care; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.	95	None

Michael S. Scofield 200 Berkeley Street Boston, MA 02116 DOB: 2/20/1943	Trustee	1984	Attorney, Law Offices of Michael S. Scofield; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.	95	None

Richard J. Shima 200 Berkeley Street Boston, MA 02116 DOB: 8/11/1939	Trustee	1993	Independent Consultant; Director, Trust Company of CT; Trustee, Saint Joseph College (CT); Director of Hartford Hospital, Old State House Association; Trustee, Greater Hartford YMCA; Former Chairman, Environmental Warranty, Inc. (insurance agency); Former Executive Consultant, Drake Beam Morin, Inc. (executive outplacement); Former Director of Enhance Financial Services, Inc.; Former Director of CTG Resources, Inc. (natural gas); Former Director Middlesex Mutual Assurance Company; Former Chairman, Board of Trustees, Hartford Graduate Center; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.	95	None

Richard K. Wagoner, CFA** 200 Berkeley Street Boston, MA 02116 DOB: 12/12/1937	Trustee	1999	Current Member and Former President, North Carolina Securities Traders Association; Member, Financial Analysts Society; Former Chief Investment Officer, Executive Vice President and Head of Capital Management Group, First Union National Bank; Former Consultant to the Boards of Trustees of the Evergreen Funds; Former Member, New York Stock Exchange; Former Trustee, Mentor Funds and Cash Resource Trust.	95	None

* Each Trustee serves until a successor is duly elected or qualified or until his death, resignation, retirement or removal from office.

** Mr. Wagoner is an “interested person” of the funds because of his ownership of shares in Wachovia Corporation (formerly First Union Corporation), the parent to the funds’ investment advisor.

Additional information about the funds’ Board of Trustees can be found in the Statement of Additional Information (SAI) and is available upon request without charge by calling 800.343.2898.

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* Income may be subject to the federal alternative minimum tax as well as state and local taxes.

558967 8/2002

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Evergreen Investments
200 Berkeley Street
Boston, MA 02116-5034